Exhibit 10.7

TAX SHARING AGREEMENT

By and Among Macy’s, Inc.
and Members of the Affiliated Group

TAX SHARING AGREEMENT
THIS TAX SHARING AGREEMENT (the “Agreement”) is made and entered into as of October 31, 2014 (the “Effective Date”) by and among Macy’s Inc., formerly known as Federated Department Stores, Inc. (“Macy’s”) as Common Parent and those Members whose names appear on Schedule A hereto. This Agreement terminates, replaces and supersedes in all respects that certain tax sharing agreement entered into on February 5, 1992 by and among the Federated Department Stores, Inc., and Members.
WHEREAS, the Group will file a consolidated federal income tax return and/or consolidated or combined state and/or local income or franchise tax returns for the Taxable Year ending January 31, 2015 and intend to continue filing consolidated federal income tax returns or consolidated or combined state and/or local income and/or franchise tax returns in subsequent Taxable Years;
WHEREAS, the Group desires to fairly allocate among themselves the federal, state or local tax liabilities, credits, refunds, benefits and similar items related to the consolidated federal income tax return or consolidated or combined state and/or local income or franchise tax returns for Taxable Year ending January 31, 2015 and subsequent Taxable Years; and
WHEREAS, the parties to this Agreement desire to explicitly acknowledge that an agency relationship exists between Macy’s and the Members with respect to tax;
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.	Definitions.
The following terms as used in this Agreement shall have the meaning set forth below:
“Affiliated Group” shall have the meaning attributed to that term in Section 1504(a) of the Code.
“Agreement” has the meaning set forth in the preamble.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Parent” shall have the meaning of that term as it is used in the Consolidated Return Regulations and initially shall mean Macy’s and thereafter any other corporation that replaces Macy’s (or any such other corporation) as successor Common Parent of the Affiliated Group.

“Completion”, for any Taxable Year of the Group, shall mean the date on which the Consolidated Return of the Group for such Taxable Year is completed.

“Consolidated Return”, for any Taxable Year of the Group, shall mean a consolidated U.S. corporation income tax return filed pursuant to Section 1501 of the Code by the Common Parent for such Taxable Year.

“Consolidated Return Regulations” shall man Income Tax Regulations Sections 1.1502-1 through 1.1502-100 (26 C.F.R.), as amended from time to time.

“Consolidated Tax Liability” shall mean the consolidated U.S. corporation income tax liability of the Group for any Taxable Year for which the Group files a Consolidated Return.

“Consolidated Taxable Income” for any Taxable Year of the Group, shall mean the consolidated U.S. corporation taxable income of the Group for such Taxable Year, determined in the manner provided in the Code and in the Consolidated Return Regulations.

“Effective Date” has the meaning set forth in the preamble.

“Former Member” as of any given date, shall mean any corporation (including any successor in interest to such corporation) which as of such date is not a Member of the Group, but which at any time during one or more Taxable Years of the Group was a Member; provided, however, that no Member that ceases to exist as a Member hereunder solely as a result of a transaction to which Section 381 of the Code applies shall for purposes of this Agreement be considered to be a Former Member if the surviving or resulting corporation to such transaction is a Member of the Group.

“Group” as of any particular date, shall mean the Common Parent and each Member of the Affiliated Group which is an Includible Corporation as of such date.

“Includible Corporation” shall have the meaning attributed to that term in Section 1504(b) of the Code.

“Income Tax Regulations” shall mean the Regulations (26 C.F.R.), as amended from time to time, promulgated pursuant to the Code.

“I.R.S.” shall mean the Internal Revenue Service.

“Loss Item” in the case of any Member, shall for any Taxable Year of the Group mean such Member’s excess credits against federal income tax, net operating loss or net capital loss for such Taxable Year which result from the determination of such Member’s Separate Return Tax Liability for such Taxable Year.

“Macy’s” has the meaning set forth in the preamble.

“Member” for any Taxable Year of the Group, shall mean any shall mean any corporation (or any predecessor or successor in interest to such corporation under Section 381 of the Code which was or is an Includible Corporation) which at any time during such Taxable Year is an Includible Corporation that is included in the Affiliated Group and shall include any such corporation which at any time during such Taxable Year is the Common Parent.

“Separate Return Tax Liability” in the case of any Member, shall for any Taxable Year of the Group mean the liability of such Member hereunder for federal income tax for such Taxable Year computed as if such Member had filed a separate federal income tax return for such Taxable Year and for all prior Taxable Years or periods and subsequent Taxable Years, after taking into account all carryovers and carrybacks of losses and credits as if such Member had filed a separate federal income tax return for all such Taxable Years or periods, except that, in making such computation for any such Taxable Year, such liability shall be determined:

(1)    on the basis of the highest rate of corporate tax in effect for such Taxable Year under Section 11 of the Code (and, if applicable, Section 15 of the code), as though such rate were the only income tax rate in effect for such Taxable Year,

(2)    on the assumption that the “exemption amount” specified in Section 55 of the code which is applicable to such Member for such Taxable Year is zero,

(3)    on the further assumption that the amount specified in Section 59A(a)(2) of the Code which is applicable to such Member for such Taxable Year is zero.

“Taxable Year” shall mean any (i) period of 12 consecutive months or (ii) period of less than 12 consecutive months, for which a Consolidated Return is or will be filed by the Group.

2.	Allocation of Consolidated Tax Liability for purposes of determining earnings and profits.

The Consolidated Tax Liability of the Group for each Taxable Year of the Group shall, for purposes of determining the earnings and profits of each Member, be allocated among the Members in accordance with the methods prescribed in Section 1.1552-1(a)(2) of the Income Tax Regulations and Section 1.1502-33(d)(2)(ii) of the Consolidated Return Regulations. The fixed percentage to be used for purposes of Section 1.502-33(d)(2)(ii) of the Consolidated Return Regulations shall be 100 percent.

3.	Payments by Members of Separate Return Tax Liability.

(a)    For each Taxable Year of the Group, each Member shall make the payments specified in this Section 3(a) at the time or times and in the manner herein provided.

(1)    In the case of any such Member whose estimated Separate Return Tax Liability for such Taxable Year is greater than zero, such Member shall make quarterly payments of its estimated Separate Return Tax Liability for such Taxable Year. The amount of each such quarterly payment shall be determined by such Member, and such determination shall be made no later than ten days prior to the date on which payment of the respective quarterly estimate of the Group’s Consolidated Tax Liability for such Taxable Year must be made to the I.R.S. The amount of each such quarterly payment determined by such Member shall equal the amount which such Member would be required under Section 6655(d) of the

Code (or under any successor Section of the Code) to pay to the I.R.S. for such quarter were such Member to make installment payments of its estimated Separate Return Tax Liability for such Taxable Year in accordance with the provisions of such Section.

(2)    If the actual Separate Return Tax Liability of any such Member for such Taxable Year exceeds the total estimated payments, if any, which such Member made pursuant to Section 3(a)(1) hereof for such Taxable Year, such Member shall pay an amount equal to the difference between its actual Separate Return Tax Liability for such Taxable Year and the sum of the estimated payments, if any, that such Member made pursuant to Section 3(a)(1) hereof for such Taxable Year, within 60 days of the date the Group’s Consolidated Return for the Taxable Year is filed with the I.R.S.

(3)    In the case of any Member, each of the quarterly payments required to be made by such Member pursuant to Section 3(a)(1) hereof shall be made in the manner provided in Section 6(a) hereof on or before the due date for the payment of the respective quarterly estimate of the Group’s Consolidated Tax Liability for such Taxable Year. Any amount required to be paid by such Member for such Taxable Year pursuant to Section 3(a)(2) hereof shall be paid by such Member in the manner provided in Section 6(a) hereof, as follows: (i) on the fourteenth day of the third month after the end of such Taxable Year, such Member shall pay an amount equal to such Member’s best estimate, as determined by such Member, of the amount, if any, that such Member owes pursuant to Section 3(a)(2) hereof for such Taxable Year, and (ii) on the thirtieth day after completion for such Taxable Year an amount equal to the difference, if any, between (A) the amount determined for such Taxable Year as the amount payable by such Member pursuant to Section 3(a)(2) hereof for such Taxable Year and (B) the amount, if any, paid by such Member for such Taxable Year pursuant to clause (i) above, together with interest thereon such amount at the rate specified in Section 6(b) hereof from the date on which the payment referred to in clause (i) above was made to such thirtieth day following completion.

(b)    If for any Taxable Year of the Group, any Member of the Group is able to utilize in determining its Separate Return Tax Liability pursuant to Section 3(a)(2) hereof for such Taxable Year any credits or deductions attributable to such Taxable Year which the Common Parent for such Taxable Year is unable, due to limitations prescribed by the Code, to utilize in computing the Group’s Consolidated Tax Liability for such Taxable Year or any prior Taxable Year, and if such Member in such circumstance is able to carryback such credits or deductions to a prior Taxable Year or Taxable Years of such Member and obtain a refund in federal income tax as a result of such carryback, such Member shall remit the amount of such refund, together with any interest that such Member received thereon, as herein provided. Such payment shall be made by such Member in the manner provided in Section 6(a) hereof within ten days of the date on which such refund is received by such Member from the I.R.S.

(c)    If for any Taxable Year of the Group, the Common Parent anticipates in good faith that the Consolidated Tax Liability of the Group will exceed the total of the payments to be made by Members required under Section 3(a) hereof for such Taxable Year, then the Common Parent may require each Member to make an additional payment at the time and in the manner herein provided:

(1)    The total of the payments by all Members for any Taxable Year pursuant to this Section 3(c) shall be determined by the Common Parent. The total of such payments from all Members for a Taxable Year shall not exceed, but may be less than, the amount by which the Common Parent anticipates that the Consolidated Tax Liability of the Group will exceed the total of the payments by Members required under Section 3(a) hereof for such Taxable Year.

(2)    Each Member’s additional payment for a Taxable Year shall be calculated by multiplying the amount determined under Section 3(c)(1) hereof by a fraction, the numerator of which is the gross receipts of such Member for the 12 months preceding the Taxable Year for which a payment is required and the denominator of which is the gross receipts of all Members for the 12 months preceding the Taxable Year for which a payment is required.

(3)    Any payment due from a Member pursuant to this Section 3(c) shall be made in the manner provided in Section 6(a) hereof. All payments shall be made within 30 days of the date on which any Member receives written notice of the amount payable pursuant to this Section 3(c).

(d)    If for any Taxable Year of the Common Parent prior to the Effective Date, the Common Parent is required to make a payment to the I.R.S. with respect to such prior Taxable Year, then the Common Parent may require each Member to make an additional payment at the time and in the manner herein provided.

(1)    The total of the payments by all Members for any prior Taxable Year of the Common Parent pursuant to this Section 3(d) shall be determined by the Common Parent. The total of such payments from all Members for a prior Taxable Year of the Common Parent shall not exceed, but may be less than, the amount that the Common Parent is required to pay to the I.R.S. for such prior Taxable Year.

(2)    Each Member’s additional payment for a prior Taxable Year of the Common Parent shall be calculated by multiplying the amount determined under Section 3(d)(1) hereof by a fraction, the numerator of which is the gross receipts of such Member for the 12 months preceding the Taxable Year in which a payment is required and the denominator of which is the gross receipts of all Members for the 12 months preceding the Taxable Year in which a payment is required.

(3)    Any payment due from a Member pursuant to this Section 3(d) shall be made in the manner provided in Section 6(a) hereof. All payments shall be made within 30 days of the date on which any Member receives written notice of the amount payable pursuant to this Section 3(d).

4.	Payments to Members.

(a)    For each Taxable Year of the Group, the payments specified in this Section 4 shall, if applicable, be made to each Member at the time or times and in the manner herein provided.

(1)    If the payments made by any such Member pursuant to Section 3(a)(1) hereof of its estimated Separate Return Tax Liability for such Taxable Year exceed its actual Separate Return Tax Liability for such Taxable Year, such Member shall be paid an amount equal to the difference between (A) the payments that such Member made pursuant to Section 3(a)(1) hereof for such Taxable Year and (B) the amount of its actual Separate Return Tax Liability for such Taxable Year.

(2)    If any Member for a Taxable Year has a Loss Item that such Member on a separate return tax basis would be entitled under the applicable provisions of the Code to carryback to a prior Taxable Year or Taxable Years, such Member shall be paid an amount equal to the refund in federal income tax that such Member would have been entitled to claim and receive had such Member filed a separate federal income tax return for such prior Taxable Year or Taxable Years. A Member shall not be entitled to receive any payment pursuant to this Section 4(a)(2) with respect to a Loss Item to the extent such Loss Item is eligible to be carried back by such Member to a prior Taxable Year or Taxable Years for which such Member either (A) actually filed a separate federal income tax return or (B) was included in the consolidated return of another Affiliated Group, and as to which such Member accordingly is entitled to file, or have filed on its behalf, a claim for a refund of federal income tax previously paid.

(b)    In the case of any Member, any payment that such Member may be entitled to receive for such Taxable Year pursuant to Section 4(a)(1) or Section 4(a)(2) hereof shall be paid to such Member in the manner provided in Section 6(a) hereof on or before the later of (1) the fifteenth day of the third month after the end of such Taxable Year and (2) 30 calendar days after Completion.

(c)    Any Member that receives a payment pursuant to Section 4(b) hereof on account of a Loss Item, as provided in Section 4(a)(2) hereof, shall repay such payment in the event such Member ceases (other than as a result of a transaction to which Section 381 of the Code applies and in which the surviving or resulting corporation is also a Member) to be a Member before the Common Parent has utilized in full such Loss Item in determining the Group’s Consolidated Taxable Income or Consolidated Tax Liability for any Taxable Year or Taxable Year of the Group. If, as of the end of the last Taxable Year of the Group in which such Member is a Member, the Common Parent shall have partially utilized such Loss Item in determining the Group’s Consolidated Taxable Income or Consolidated Tax Liability for any Taxable Year or Taxable Years of the Group, such Former Member shall repay a proportionate part of such payment, determined by multiplying the amount of such payment by a fraction, the numerator of which shall equal the amount of such Loss Item which the Common Parent has not so utilized and the denominator of which shall equal the aggregate amount of such Loss Item. For purposes of the two preceding sentences, the extent, if any, to which any such Loss Item has been utilized by the Common Parent in determining the Group’s Consolidated Taxable Income or Consolidated Tax Liability for the Taxable Year or Taxable Years of the Group referred to in such sentences shall be determined in accordance with the provisions of Section 1.1502-79 of the Consolidated Return Regulations. Any payment due from a Former Member pursuant to this Section 4(c) shall be made in the manner provided in Section 6(a) hereof by such Former Member within 15 days of the date on which such Former Member receives written notice of the amount payment by such Former Member pursuant to this Section 4(c).

5.Additional obligations of Members.

(a)    If a Member:

(1)    generates for any Taxable Year a Loss Item which such Member is unable in whole or in part to carryback pursuant to Section 3(b) or Section 4(a)(2) hereof;

(2)    is able subsequently to utilize (to the extent not so carried back) all or any part of such Loss Item in determining for any subsequent Taxable Year or Taxable Years its Separate Return Tax Liability for such Taxable Year or Taxable Years; and

(3)    ceases for any reason (other than as a result of a transaction to which Section 381 of the Code applies and in which the surviving or resulting corporation is also a Member) to be a Member before the Common Parent has been able to utilize in full the amount of such Loss Item (to the extent not so carried back), so utilized by such Member, in determining the Group’s Consolidated Taxable Income or Consolidated Tax Liability for any Taxable Year or Taxable Years of the Group;

then, in such event, such Member or Former Member shall with respect to such Loss Item pay as herein provided an amount equal to the amount determined pursuant to Section 5(d) hereof.

(b)    If:

(1)    a Member generates for any Taxable Year any credits or deductions which such Member is able for such Taxable Year to utilize in determining its Separate Return Tax Liability for such Taxable Year;

(2)    such credits or deductions cannot be utilized by the Common Parent for such Taxable Year in determining the Group’s Consolidated Tax Liability for such Taxable Year and cannot be carried back either by the Common Parent to any prior Taxable Year or Taxable Years or by such Member, pursuant to Section 3(b) or Section 4(a)(2) hereof, to any prior Taxable Year or Taxable Years; and

(3)    such Member ceases, for any reason (other than as a result of a transaction to which Section 381 of the Code applies and in which the surviving or resulting corporation is also a Member) to be a Member before the Common Parent has been able to utilize such credit in full in determining the Group's Consolidated Tax Liability for any Taxable Year or Taxable Years,

then, in such event, such Member or Former Member shall with respect to such credits or deductions pay as herein provided an amount equal to the amount determined pursuant to Section 5(d) hereof.

(c)    If:

(1)    in the case of any Member, such Member in determining its Separate Return Tax Liability for a Taxable Year utilizes (A) any loss or credit carryover which did not arise in a Taxable Year or (B) any deduction the utilization of which by the Common Parent for any Taxable Year is subject to Section 1.1502-15 of the Consolidated Return Regulations; and

(2)    before the Common Parent has been able to utilize in full the amount of such loss or credit carryover or deduction, so utilized by such Member, in determining for any Taxable Year or Taxable Years the Consolidated Taxable Income or Consolidated Tax Liability of the Group either (A) such Member ceases for any reason (other than as a result of a transaction to which section 381 of the Code applies and in which the surviving or resulting corporation is also a Member) to be a Member of the Group or (B) all or any part of such loss or credit carryover or deduction expires under the provisions of the Code, then, in such event, such Member or Former Member shall with respect to such loss or credit carryover or deduction pay as herein provided an amount equal to the amount determined pursuant to Section 5(e) hereof.

(d)    If either Section 5(a) or Section 5(b) hereof is applicable to a Member or a Former Member, such Member or Former Member shall pay in the manner provided in Section 5(f) hereof an amount equal to the difference between (1) the Separate Return Tax Liability of such Member for the Taxable Year or Taxable Years involved computed without regard to the Loss Item, credit or deduction referred to in Sections 5(a) and 5(b), respectively, minus the Separate Return Tax Liability of such Member for such Taxable Year or Taxable Years and (2) the amount, if any, of the total reduction in Consolidated Tax Liability for the then current and all prior Taxable Years of the Group attributable to the Common Parent's utilization on behalf of the Group of such Loss Item, credit or deduction in determining the Group's Consolidated Taxable Income and Consolidated Tax Liability for such Taxable Year or Taxable Years.

(e)    If Section 5(c) hereof is applicable to a Member or a Former Member, such Member or Former Member shall pay at the time and in the manner provided in Section 5(g) hereof an amount equal to the difference between (1) the Separate Return Tax Liability of such Member for the Taxable Year or Taxable Years involved computed without regard to the loss or credit carryover or deduction referred to in section 5(c) above, minus the Separate Return Tax Liability of such Member for such Taxable Year or Taxable Years and (2) the amount, if any, equal to the total reduction in Consolidated

Tax Liability for the then current and all prior Taxable Years of the Group attributable to the Common Parent's utilization on behalf of the Group of such loss or credit carryover or deduction in determining the Group 's Consolidated Taxable Income or Consolidated Tax Liability for such Taxable Year or Taxable Years.

(f)    Any payment due from a Member or Former Member pursuant to Section 5(d) shall be made in the manner provided in Section 6(a) hereof by such Member or Former Member. All payments shall be made within 15 days of the date on which any such Member or Former Member receives written notice of the amount payable by such Member or Former Member pursuant to this Section 5.

(g)    Any payment due pursuant to Section 5(e) hereof from a Member or Former Member shall, in any case in which a Member ceases to be a Member of the Group, be made within 15 days of the date on which the Member or Former Member receives written notice of the amount payable by it pursuant to Section 5(e) hereof, or, in any case in which a loss or credit carryover or deduction expires unused be made on or before the fifteenth day of the third month following the close of the Taxable Year in which the loss or credit carryover or deduction referred to in Section 5(e) hereof, expires unused. Any payment due pursuant to this Section 5(g) from a Member or Former Member shall be made by such Member or Former Member in the manner provided in Section 6(a) hereof.

(h)    If a Member at any time acquires the assets and properties of another Member pursuant to a transaction to which Section 381 of the Code applies, the acquiring Member shall, from and after the date of such acquisition, be responsible for all of the undertakings and obligations of such other Member hereunder and shall, from and after such date, be entitled to receive any and all payments that such other Member would be entitled to receive hereunder. Provided such other Member ceases to exist solely as a result of such transaction, such event shall not, except as expressly provided herein, in any way result in any acceleration of the time at which any payments hereunder are due to or from such other Member, and, except as expressly provided herein to the contrary, all such payments shall be made to or by the acquiring Member at the same time or times that such payments would be payable to or by such other Member had such other Member continued to exist as a Member hereunder.

6.	Remittances by and to Members.

(a)    Until such time, if ever, as the Common Parent notifies each other Member of the Group in writing to the contrary, any and all payments that each such other Member agrees to make hereunder shall be made and remitted by each such Member directly to Common Parent. The Common Parent shall be responsible for making all payments required to be made hereunder to Members.

(b)    Any payment required to be made pursuant to Section 6(a) hereof by a Member or the Common Parent which is not made on or before the date on which such payment is due under the terms of this Agreement shall bear interest at the rate specified from time to time pursuant to Section 6621(a)(2) of the Code, and any Member to whom such payment is due shall be entitled to receive interest computed at such rate upon the late payment of any such amount which is required at any time to be paid hereunder.

7.	Subsequent Adjustments.

If any adjustment is made to any item of income, gain, loss, deduction, expense or credit of any Member of the Group for a Taxable Year during which such Member is a Member of the Group by reason of the filing of an amended Consolidated Return, a claim for refund with respect to such Taxable Year or an audit with respect to such Taxable Year by the I.R.S., the amounts, if any, due to or from such Member under this Agreement shall be redetermined by taking into account any such adjustment. If, as a result of such redetermination, any amounts due to or from a Member under this Agreement differ from the amounts previously paid, then except as herein provided, payment of such difference shall be made to such Member or by such Member in the manner provided in Section 6(a) as follows: (a) in the case of an adjustment resulting in a credit or refund of tax, within ten calendar days of the date on which such refund or notice of such credit is received by the Common Parent or such Member with respect to such adjustment, or (b) in the case of an adjustment resulting in the assessment of a deficiency in tax, within ten calendar days of the date on which such deficiency is paid. Any amounts due under this Section 7 shall include any interest attributable thereto under the Code and any penalties or additional amounts which may be imposed. Any amount due pursuant to this Section 7 from a Former Member shall nevertheless be paid by such Former Member at the time indicated above and in the manner provided in Section 6(a) hereof unless the Common Parent has agreed in writing prior to the date on which any such payment would be due to release such Former Member from such obligation. In the event the redetermination referred to in this Section 7 results in a Former Member being entitled to receive a payment pursuant to this Section 7, such Former Member shall not be entitled to receive any amount pursuant to this Section 7 unless the Common Parent has agreed in writing prior to the date on which any such payment would be due to permit such Former Member to receive such payment.

8.	Carrybacks from separate return years.

If, for any Taxable Year in the future of a Former Member, such Former Member has a net operating loss, a net capital loss or is entitled to credits against tax which such Former Member, under applicable provisions of the Code or the Consolidated Return Regulations, may carryback to a Taxable Year or Taxable Years of the Group during which such Former Member was a Member of the Group, the Common Parent shall have no obligation to pay to such Former Member the amount of any refund or credit of federal income tax that the Common Parent may receive as a result of the carryback by such Former Member of any such losses or credits.

9.	Determinations and computations.

(a)    All determinations and computations required to be made hereunder, including, without limitation, all computations of (i) Consolidated Taxable Income and Consolidated Tax Liability for each Taxable Year of the Group and (ii) the Separate Return Tax Liability for each such Taxable Year of each Member shall be made by the independent public accountants regularly employed by the Common Parent at the time that any such determination or computation is required to be made. The results of any such determination or computation so made by such independent public accountants shall be binding and conclusive upon the parties hereto for all purposes hereof.

(b)    The purpose of this Agreement is to ascertain in a reasonable and equitable manner the income tax liability or refund of each Member. If a fact pattern arises in the administration of this Agreement which requires a calculation or determination that is not dealt with in the specific provisions hereof, the independent public accountants regularly employed by the Common Parent shall be responsible for performing such calculations or making such determinations. In making any such calculation or determination, such independent public accountants shall attempt to follow as closely as possible the general concepts set forth in this Agreement by analogizing to the specific provisions hereof. The results of any such determination or computation so made by such independent public accounts shall be binding and conclusive upon each of the parties hereto for all purposes hereof.

(c)    For each Taxable Year of the Group, each Member of the Group shall compute its Separate Return Tax Liability in the manner most beneficial to such Member notwithstanding that, in connection with the preparation of the Group's Consolidated Return for such Taxable Year, the Common Parent may make contrary tax elections, etc. with respect to items of income, gain, loss, expense, deduction or credit incurred of such Member for such Taxable Year in order to minimize the Group's Consolidated Tax Liability for such Taxable Year. No such elections, etc. shall in any way impact or change the Separate Return Tax Liability of any Member for such Taxable Year.

10.	Procedural matters.
(a)    The Common Parent shall be solely responsible for making any estimated or final payments to the I.R.S.in satisfaction of the federal income tax liability (including additions to tax, penalties and interest) of the Group and each of its Members for each Taxable Year of the Group.
(b)    The Common Parent shall prepare and file, or shall cause the independent public accountants that it regularly employs on behalf of the Group to prepare and on its behalf file, the Consolidated Return and any other returns, documents or statements required to be filed with the I.R.S. which pertain to the determination of the Consolidated Tax Liability of the Group for each Taxable Year of the Group. In its sole and absolute discretion, the Common Parent shall have the right with respect to any Consolidated Return that it or such independent public accountants has filed or will tile: (a) to determine (i) the manner in which such Consolidated Return, as well as any other documents or statements incidental or related thereto, shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction, expense or credit of any Member shall be reported therein or thereon, (ii) whether any extensions with respect to any such Consolidated Return will be requested, and (iii) the elections that will be made in any such Consolidated Return by any Member; (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such Consolidated Return by the I.R.S.; (c) to file an amended Consolidated Return and to prosecute, compromise or settle any claim for refund set forth therein; and (d) to determine whether any refunds to which the Group may be entitled shall be paid by way of cash refund or credited against the Consolidated Tax Liability of the Group for any Taxable Year or Taxable Years of the Group. Each Member hereby irrevocably appoints the Common Parent as its agent and attorney-in-fact to take any action (including the execution of documents) as the Common Parent may deem appropriate to effect the foregoing.
(c)    The Common Parent shall prepare, or shall cause the independent public accountants that it regularly employs on behalf of the Group to prepare, on behalf of each Member any and all Corporation Applications for Tentative Refund (Form 1139), Amended U.S. Corporation Income Tax Returns (Form 1120X) or Claims for Refund (Form 843) that such Member is eligible to file with the I.R.S. with respect to any prior Taxable Year or Taxable Years of such Member. The Common Parent shall deliver, or shall cause such independent public accountants to deliver, to such Member any such completed Form as soon as practicable after such Form has been completed, and such Member shall, within ten, days of receiving such Form, sign such Form and file the same with the appropriate office of the I.R.S. If any such Member shall fail to file any such Form with the I.R.S. within such ten day period, such Member shall, as hereinafter provided, pay an amount equal to the amount of interest that such Member would have received from the I.R.S. had such Member filed such Form with the I.R.S. within such ten day period but which such Member fails to receive as a consequence of its delinquency in the filing of such Form; provided, however, that if any such delay in the filing of such Form causes the claim for refund of tax made by such Form to be disallowed by the I.R.S. on the ground that the period of limitations prescribed in the Code for claiming such refund has expired as of the date such Form actually was filed with the I.R.S., such Member shall, in lieu of making the above-described payment, pay as hereinafter provided an amount equal to the sum of (i) the amount of the refund of tax claimed on such Form, plus (ii) an amount equal to the amount of interest that such Member would have received from the I.R.S. had the claim for refund of tax evidenced by such Form been allowed by the I.R.S. on the day before the date on which the period of limitations for claiming such refund expired. Any payment due pursuant to this Section 10(c) from a Member shall be made in the manner provided in Section 6(a) hereof within ten days of the date on which such Member receives written notice from the Common Parent that such Member is required to make a payment pursuant to this Section 10(c). Any amount payable pursuant to this Section 10(c) by a Former Member which, on the date on which any Form referred to in this Section 10(c) was delivered to such Former Member was a Member of the Group, shall be paid by such Former Member at the time and in the manner indicated above unless the Common Parent has agreed in writing prior to the date on which such payment would be due to release such Former Member from the obligations imposed on it under this Section 10(c).
(d)    Each Member which at any time makes a determination pursuant to Section 3(a)(1) hereof of its estimated Separate Return Tax Liability for any Taxable Year shall, immediately after making any such determination, send a copy of such determination to the independent public accountants that the Common Parent regularly employs on behalf of the Group.

11.	Utilization of Member tax attributes, etc. in determining Consolidated Tax Liability.
In determining the Consolidated Taxable Income and Consolidated Tax Liability and in preparing the Consolidated Return of the Group for any Taxable Year of the Group, the Common Parent shall be entitled, and hereby is authorized, to utilize on behalf of the Group all of the tax attributes and other items of income, gain, loss, deduction, expense, credit, etc. of each such Member arising in such Taxable Year or which arose in another Taxable Year or Taxable Years (or other period or periods) and which properly may be carried back or carried forward to such Taxable Year. The Common Parent on behalf of the Group shall be entitled to utilize each and all of such attributes and items of each Member of the Group, without regard to whether such attributes and items are concurrently being, have previously been or may subsequently be utilized in determining for any Taxable Year or Taxable Years, in the case of any Member, its Separate Return Tax Liability. Except as expressly provided for herein, no Member of the Group shall in any manner be entitled to receive any form of compensation by reason of the Common Parent's utilization of such Member's tax attributes and items of income, gain, loss, deduction, expense, credit, etc. on behalf of the Group in determining for any Taxable Year or Taxable Years the Group's Consolidated Taxable Income and Consolidated Tax Liability for such Taxable Year or Taxable Years, irrespective of whether such Member has or has not itself previously utilized, or is or is not itself concurrently utilizing, any of such attributes or items in determining for any Taxable Year or Taxable Years, its Separate Return Tax Liability. In the event any Member ceases for any reason to be a Member either (i) after any of its tax attributes or items of income, gain, loss, deduction,·expense, credit, etc. have been utilized by the Common Parent on behalf of the Group in determining the Group's Consolidated Taxable Income or Consolidated Tax Liability for any Taxable Year or Taxable Years of the Group or (ii) during the Taxable Year of the Group in which any of such attributes or items is being utilized by the Common Parent on behalf of the Group to determine the Group's Consolidated Taxable Income or Consolidated Tax Liability for such Taxable Year, but in either such case before such Member has itself utilized such attribute or item (in whole or in part) in determining for any Taxable Year or Taxable Years, its Separate Return Tax Liability, the Common Parent, except as expressly provided for herein, shall not in any such circumstance be obligated or required to compensate such Member in any manner for any amount as a result of the occurrence of such event and the Group's prior or concurrent utilization of such attribute or item, notwithstanding that no portion of such attribute or item may be apportioned to such Member under the Consolidated Return Regulations as a consequence of its ceasing to be a Member of the Group.

12.	Additions to Group.
If any Member of the Group shall at any time organize or acquire any other corporation, provided that such corporation becomes a Member of the Group, the Member of the Group that organizes such corporation or consummates such acquisition shall obtain the agreement of such newly organized or acquired corporation to join in this Agreement and to be bound by all of the terms hereof and shall cause such corporation to execute a written consent, substantially in the form of the consent attached hereto as Attachment A, evidencing its agreement to join in this Agreement and to be bound by the terms hereof. Each of the parties hereto, and each corporation that subsequently becomes a party to this Agreement, consents to such corporation joining in this Agreement.

13.	State and local taxes.
(a)    Each Member agrees that upon the request of the Common Parent it will join with such other Members as are designated by the Common Parent in any consolidated, combined or unitary state or local income, franchise or similar tax return or report for any Taxable Year.

(b)    For any Taxable Year for which such a return is filed that includes a Member, this Agreement shall be applied to all matters relating to the taxes relating to such return in a manner similar to and consistent with its application to federal income tax matters. Accordingly, a Member generally shall not be liable for any such taxes in an amount greater than the amount that would be due (computed, to the extent possible, under the assumptions and principles set forth above) if such taxes were not computed on a consolidated, combined or unitary basis with any Member of the Group.

14.	FDS Bank Provision.
Notwithstanding Section 4 of the Agreement, the following shall apply with respect to FDS Bank:

Common Parent is an agent for FDS Bank with respect to all matters related to Consolidated Returns and refund claims, and nothing in this Agreement shall be construed to alter or modify this agency relationship. If Common Parent receives a tax refund with respect to FDS Bank from a taxing authority, these funds are obtained as agent for FDS Bank. Any tax refund attributable to income earned, taxes paid, and losses incurred by FDS Bank is the property of and owned by FDS Bank, and shall be held in trust by Common Parent for the benefit of FDS Bank. Common Parent shall forward promptly the amounts held in trust to FDS Bank. Nothing in this Agreement is intended to be or should be construed to provide Common Parent with an ownership interest in a tax refund that is attributable to income earned, taxes paid, and losses incurred by FDS Bank. Common Parent hereby agrees that this Agreement does not give it an ownership interest in a tax refund generated by the tax attributes of FDS Bank.

15.	Miscellaneous provisions.
(a)    This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each Member which is a Member at the time such instrument is to be executed.
(b)    This Agreement has been made in and shall be governed by, construed and enforced in accordance with the laws of the State of Ohio.
(c)    This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and its respective successors and assigns.
(d)    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)    All notices and other communications hereunder to any Member shall be deemed to have been duly given if delivered by hand or mailed by first class mail, postage prepaid, to the treasurer of such Member.
(f)    The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.
[Signature Pages Follow]

TAX SHARING AGREEMENT
Signature Page of Macy’s
IN WITNESS WHEREOF, the duly authorized officer of Macy’s has executed this Agreement as of the day and year first above written.

MACY’S, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Executive Vice President, General Counsel and Secretary

TAX SHARING AGREEMENT
Signature Page of Members
IN WITNESS WHEREOF, each duly authorized officer of the Members, respectively, has executed this Agreement as of the day and year first above written.

ADVERTEX COMMUNICATIONS, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President	BLOOMINGDALE’S ATLANTIC CITY, INC. By: /s/ Rachelle Stern Name: Rachelle Stern Title: Chairman, Chief Executive Officer and President

BLOOMINGDALE’S BY MAIL LTD. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President	BLOOMINGDALE’S THE OUTLET STORE, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President

BLOOMINGDALE’S, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President	DAYTON IRON HORSE LIQUORS, INC. By: /s/ Warren P. Wolfe Name: Warren P. Wolfe Title: President

FDS BANK By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Executive Vice President	FDS THRIFT HOLDING CO., INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President

JORDAN SERVICENTER, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President	KAUFMANN’S CAROUSEL, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President

MACY’S CORPORATE SERVICES, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President	MACY’S CREDIT AND CUSTOMER SERVICES, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President

MACY’S CREDIT OPERATIONS, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President	MACY’S HAMILTON BY APPOINTMENT, INC. By: /s/ Stephen J. O’Bryan Name: Stephen J. O’Bryan Title: Secretary

MACY’S INSURANCE, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President	MACY’S MERCHANDISING CORPORATION By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President

MACY’S MERCHANDISING GROUP, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President	MACY’S RETAIL HOLDINGS, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President

MACY’S SYSTEMS AND TECHNOLOGY, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President	MACY’S WEST STORES, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President

MACYS.COM, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President	MARSHALL FIELD’S CHICAGO, INC. By: /s/ Warren P. Wolfe Name: Warren P. Wolfe Title: President

MAY PROPERTIES OF MARYLAND, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President	MAY STORES IV, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President

MOA REST, INC. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President	R.H. MACY HOLDINGS (HK), LTD. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President

R.H. MACY HOLDINGS WAREHOUSE (HK), LTD. By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President	ROOFTOP, INC. By: /s/ Warren P. Wolfe Name: Warren P. Wolfe Title: President

WEST 34TH STREET INSURANCE COMPANY By: Timothy M. Schwirtz Name: Timothy M. Schwirtz Title: President	WEST 34TH STREET INSURANCE COMPANY NEW YORK By: Timothy M. Schwirtz Name: Timothy M. Schwirtz Title: President

ATTACHMENT A

CONSENT

The undersigned, ________________________, a ___________________ corporation, hereby consents effective as of ________________, 20_____, to join in and become a party to that certain Tax Sharing Agreement, dated effective as of (____________________), and agrees effective as of _______________, 20____, to be bound by all of the term and provisions of such Agreement, with the same force and effect as if ___________________________ had been named in such Agreement and were an original signatory party to that Agreement.
Executed as of this ____ day of __________________, 20_____, at ________________, _____________

________________________________________

By

SCHEDULE A

SUBSIDIARIES OF MACY’S, INC.

Advertex Communications, Inc.
Bloomingdale's Atlantic City, Inc.
Bloomingdale's By Mail Ltd.
Bloomingdale's The Outlet Store, Inc.
Bloomingdale's, Inc.
Dayton's Iron Horse Liquors, Inc.
FDS Bank
FDS Thrift Holding Co., Inc.
Jordan Servicenter, Inc.
Kaufmann's Carousel, Inc.
Macy's Corporate Services, Inc.
Macy's Credit and Customer Services, Inc.
Macy's Credit Operations, Inc.
Macy's Hamilton By Appointment, Inc.
Macy's Insurance, Inc.
Macy's Merchandising Corporation
Macy's Merchandising Group, Inc.
Macy's Retail Holdings, Inc.
Macy's Systems and Technology, Inc.
Macy's West Stores, Inc.
Macys.com, Inc.
Marshall Field's Chicago, Inc.
May Properties of Maryland, Inc.
May Stores IV, Inc.
MOA Rest, Inc.
R.H. Macy Holdings (HK), Ltd
R.H. Macy Warehouse (HK), Ltd.
Rooftop, Inc.
West 34th Street Insurance Company
West 34th Street Insurance Company New York

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